Exhibit 23.16

2005 Jacobssen Drive, Suite C, Normal, IL 61761

Michael K. Morris, ARA, MAI Chief Appraiser,

Office 309-268-0136 Cell 309-660-2707

July 15, 2015

Board of Directors

American Farmland Company

10 East 53rd Street

New York, NY 10543

Members of the Board:

We hereby consent to the use of our firm’s name (including under the heading “Experts”) in a Registration Statement on Form S-11, and amendments thereto, filed or to be filed by American Farmland Company with the U.S. Securities and Exchange Commission (the “Registration Statement”). Additionally, we consent to the summary of, and reference to, any appraisal reports produced by our firm, 1st Farm Credit Services for properties purchased by American Farmland Company in such filings and amendments, including the prospectus of American Farmland Company contained therein. We consent to the reference to any updated appraisal information we provide on these properties. We further consent to the filing of this letter as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael K. Morris
Michael K. Morris, Chief Appraiser
1st Farm Credit Services